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                                                                    EXHIBIT 10.3

                          LICENSE AND SUPPLY AGREEMENT

This License and Supply Agreement (the "Agreement") is entered into as of January 1, 2003, by and between Panion & BF Biotech Inc.) with its principal place of business at 7f No. 325 Sec. 4 Chung Hsiao E. Rd. Taipei, Taiwan R.O. ("Panion") and Senetek PLC, a company formed and existing under the laws of the United Kingdom. with its principal place of business at 610 Airpark Road, Napa, California 94558 ("Senetek").

                                    RECITALS

Whereas, Senetek has patens covering the use of kinetin compound in skin care and cosmetic products and is the owner of related technology; and

Whereas, Panion wishes to be granted the right to incorporate kinetin compound in certain of its skin care products and to have Senetek supply kinetin compound for such purpose, and Panion also wishes to purchase certain skin care products from Senetek for resale.

Now, therefore, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, Panion and Senetek agree as follows:

        1. DEFINITIONS.

                a. Affiliate. The term "Affiliate" shall mean, with respect to any person or entity, any person or entity controlling, controlled by, or under common control of or with such person or entity. Control shall mean the ownership or control. directly or indirectly of fifty percent (50%) or more of the voting stock of the company or the ability to control, through whatever means, the governing body of such entity.

                b. Authorized Channel. The term "Authorized Channel" means the ethical market channel of sales to hospitals, clinics and doctors for resa1e to their patients and to pharmacies and drug stores for purchase "behind the counter" by their patients (and not as part of the "mass market" for skin care products).

                c. Kinetin. The term "kinetin" shall mean the cytokinin compound described by the international identifier CAS #525-79-1.

                d. Cost. The term "Cost" means Senetek's cost of supplying kinetin compound and transferring the Technology to Panion, including Senetek's cost of direct labor of employees while directly employed in the supplying of kinetin compound and transfer of Technology, direct materials and components, calcu1ated direct energy, utilities and other charges incurred directly in the manufacture and supply of kinetin and transfer of the Technology; and an amount reflecting allocation to Panion of a portion of the direct and indirect cost of developing the Technology and qualifying the kinetin manufacturer.

                e. Products. The term '"Products" shall mean those products to be manufactured by or for Panion whose specifications have heretofore been approved by Senetek for use with kinetin,

(***) CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.


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        which shall be set forth in an Addendum to Schedule 1e. for each new product on a case-by-case basis.

                f. Finished Products. The term "Finished Products" shall mean Products manufactured to include the compound, kinetin.

                g. Senetek Products. The term "Senetek Products" shall mean those skin care products manufactured by or for Senetek and sold to Panion for resale within the Territory.

                h. Patent. The term "Patent" shall mean the Senetek patents (set forth in Schedule 1h.) relating to the proprietary kinetin-based compositions and related technology sold by Senetek under the brand name, Kinetin.

                i. Technology. The term "Technology" means all data, intellectual property and information, including without limitation the Patent and the formula, specifications, clinical study data, clinical photographs, and safety information, which are necessary or useful for the manufacture and/or marketing and/or sale of the Finished Products.

                g. Territory. The term "Territory" means the following countries of the world: The Republic of China (Taiwan) and Hong Kong. The Philippines and the People's Republic of China shall be added to the Territory upon approval by Senetek of marketing plan, including trade pricing, for such countries.

        2. TERM OF AGREEMENT.

        The term of this Agreement (the "Term") shall be the life of the Patent in the Territory, unless it is terminated earlier by either Party for default or other event giving rise to a right of termination as described in Section 13 below.

        3. GRANT OF LICENSE.

                a. Senetek hereby grants to Panion a non-exclusive license under the Patent to incorporate kinetin compound in the range of 0.02% to 0.08% w/w as an ingredient in the finished Products, and to manufacture, have manufactured, use and sell the Finished Products, in each case solely within the Authorized Channel in the Territory.

                b. Transfer of Technology. Senetek shall furnish Panion with one copy of all Technology, including but not limited to know how, pre-clinical testing data, clinical testing data, process sheets, raw material and process specifications, formulas, manuals, and other writings and any software with respect to the incorporation of kinetin in the Products, which may reasonably be required by Pan ion to manufacture, package, and commercialize the Finished Products.

                c. Patent Enforceability. In consideration of the benefits of this Section 3, Panion, for itself and its Affiliates, successors and permitted assigns and S1,lb- licensees, irrevocably acknowledges, admits and concedes that (i) all rights, title and interest in the Patent is owned by Senetek and its Affiliates, (ii) all claims of the Patent as well as all claims that are narrower in scope than the claims of the Patent are valid and enforceable, and (iii) all claims of any patent that may issue from any application whose subject matter in whole or in part is entitled to the benefit of the filing date(s) of the Patent (including, without limitation, continuations, continuations-in-part, divisional patents, reexaminations, renewals, extensions, reissues, and foreign counterparts) that are equal to or narrower in scope than the claims of the Patent are valid and enforceable.

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        Panion, for itself and its Affiliates, successors and permitted assigns and sub-licensees, does also forever relinquish and waive all rights to dispute said ownership, validity and enforceability in any proceeding of any nature, covenants that it and they will not assert, either affirmatively or defensively, in any proceeding of any nature, any matter inconsistent with said ownership, validity and enforceability, agrees and acknowledges that the foregoing shall act as a complete defense and bar to any proceeding of any nature challenging such ownership, validity and enforceability or any of them, and consents to the entry of temporary and permanent injunctions to bar any breach or threatened breach of any of the foregoing, without the filing on behalf of Senetek of any bond or other security.

                d. Promotion of the Products. Panion agrees that in marketing and selling Finished Products and Senetek Products it shall not include in packaging or labeling (except as required by law) or advertise the concentration of kinetin in the Finished Product(s) or Senetek Products nor will it make any, comparative claims of product benefit to those kinetin-containing products of Senetek or other Senetek licensees, the current list of licensees being identified in Exhibit 3d. attached hereto. In addition, Panion will submit to Senetek the text of all packaging, labeling, advertising and promotional materials for Finished Products (and any Senetek Products that might be sold to Panion in bulk form for packaging by or for Panion) for Senetek prior approval, such approval by Senetek not to be unreasonably withheld or delayed. Panion may include in packaging, labeling and/or promotional materials for the Finished Products and any Senetek Products supplied in bulk and packaged by Panion that they contain kinetin and shall include the following or a similar statement presented in a manner consistent with industry practice: "Manufactured and sold under license from Senetek", followed by the Patent numbers relevant to the Territory in which the Finished Product(s) are to be sold.

                e. Other Rights. It is expressly understood that this Agreement grants no rights to Panion with respect to any intellectual property or confidential information of Senetek except those express rights set forth in Section 3.

        4. SUPPLY OF THE KINETIN AND SENETEK PRODUCTS.

                a. Panion will purchase its supplies of kinetin solely from Senetek or its \ authorized vendor in accordance with the terms of this Agreement. Senetek covenants that the kinetin compound and Senetek Products supplied to Panion pursuant hereto shall be manufactured in accordance with all relevant legal and regulatory requirements, that the manufacturer of such compound and such Senetek Products shall conduct all appropriate quality control and related testing to insure that the compound and Senetek Products are fit for use in or as human skin care products and otherwise complies with Senetek's warranty herein. Senetek shall provide to Panion upon request and at no cost to Panion, with respect to each manufacturing batch of kinetin and Senetek Products, proof of ingredients used in the manufacture of such material with a certificate of analysis for such material. Upon reasonable notice, Senetek shall permit representatives of Panion to observe all quality control testing and inspect all quality control documentation related to the kinetin and Senetek Products supplied by Senetek to Panion. Senetek further covenants that at the point of delivery F.O.B to Panion's carrier at Senetek's point of shipment such kinetin compound will meet the current Senetek specifications (including but not limited to purity of equal to or greater than 97%) and all Senetek Products will conform to Senetek's specifications therefore.

                b. Senetek shall have the right to approve the specifications for all Finished Products prior to testing, and to approve any modifications thereof. Testing of formulations and/or Finished Product shall be performed only with prior notice to and in accordance with any

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        protocols established by Senetek. Without limiting the foregoing, skin permeation testing for each new kinetin- based Product will be conducted under the supervision and with the established methods of Senetek (to ensure that the kinetin active material is properly delivered to the skin). Panion will pay for all testing as it applies to the Pan ion formulations.

                c. Senetek will supply kinetin compound and Senetek Products to Panion in accordance with Panion Purchase Orders, which shall set forth the quantity and FOB carrier terms, within ninety days of receipt of Panion's Purchase Order. Senetek shall ensure that each shipment is properly packed and marked for shipping and routed in accordance with Panion's Purchase Order. Shipping terms shall be F.O.B. Senetek's shipping dock, with freight paid by Panion collect. In the event of any conflict between the terms of a Panion Purchase Order and this Agreement, the terms of this Agreement shall govern, unless otherwise expressly agreed to in writing and signed by both parties.

                d. If the kinetin or Senetek Products or any portion thereof delivered by Senetek to Panion are defective in any respect at point of delivery F.O.B. to Panion's carrier at Senetek's point of shipment, Panion may retain all or any portion of such goods which are not defective and return the defective portion to Senetek at Senetek's sole expense. Pan ion may require, at its option, that Senetek replace any such defective goods that Panion is entitled to reject or grant a refund or credit to Panion in lieu thereof. Panion shall provide notice of rejection of defective kinetin or Senetek Products to Senetek within 90 days of receipt of the kinetin. Acceptance of the kinetin or Senetek Products shall be subject to revocation upon later discovery of any latent defect in the kinetin at the point of delivery to Panion's carrier. In the event of a dispute as to whether the kinetin or Senetek Products are defective, samples of the production lot(s) in dispute shall be sent to a testing laboratory mutually agreed to by Senetek and Pan ion, whose findings shall be binding on the Parties. The cost of such testing shall be borne by the Party whose position is not upheld by the testing laboratory. The final decision whether to release a production lot of Finished Product shall remain with Panion.

                e. Panion shall pay to Senetek for all kinetin supplied by Senetek and not rightfully rejected as herein provided a purchase price in U.S. Dollars equal to Senetek's Cost plus a profit factor to be agreed between the Parties (such Cost plus profit factor being herein called the "Purchase Price"), provided that, until and unless otherwise agreed, the Purchase Price shall be (***) per gram of kinetin net of any and all taxes, duties or other assessments by or due to any governmental agency within the Territory. Payment for kinetin supplied during each calendar quarter shall be due and payable within thirty (30) days after the end of such calendar quarter, and shall be accompanied by a report setting forth the calculation of the amount of the Purchase Price remitted.

                f. Panion shall pay to Senetek for the Senetek Products listed on Schedule 4e. attached hereto the U.S. Dollar amount per unit set forth in Schedule 4e., subject to adjustment by Senetek no more frequently than every six months to reflect increases in its costs. Any additional Senetek Products offered by Senetek will be included in an Addendum to Schedule 4e. and Panion shall pay for such Senetek Products the amount per unit set forth in such Addendum, subject to adjustment as aforesaid. Payment for Senetek Products shall be made in full within 30 days after Senetek's invoice.

                g. Late payments for kinetin or Senetek Products shall be subject to a processing fee of 1.5% per month or, if such amount is not permitted by law, the maximum amount permitted by law. Timely payment by Panion shall be a material term of this Agreement. Payment shall be made in U.S. Dollars by wire transfer either to Barclays Bank PLC, 54 Lombard Street, London

*** Confidential portions of this material have been omitted and filed separately with the Securities and Exchange Commission.

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        EC3P3AH, Sort Code Number 201990, Account No. XXXXXX of Senetek; or to
        West America Bank of Ignacio, California (ABA Routing No. 121140218, fbo checking account number XXXXX of Senetek, or to such other account as Senetek may direct.

        5. MANUFACTURE AND SALE OF FINISHED PRODUCTS.

                a. Panion will be responsible for manufacturing of all Finished Products. All, Finished Product shall be manufactured at Panion's current manufacturing site(s) unless specifically agreed otherwise by Senetek. Panion shall provide to Senetek upon request and at no cost to Senetek, with respect to each manufacturing batch of Finished Product, proof of ingredients used in the manufacture, with a certificate of analysis for such Finished Product. Panion shall maintain or cause its contract manufacturer(s) to maintain full and accurate books and records with respect to all units of Finished Product manufactured as well as all kinetin raw material not incorporated in Finished Product as a result of storage, handling or manufacturing defects. Upon reasonable notice, Panion shall permit representatives of Senetek to observe all quality control testing and audit all manufacturing records and quality control documentation related to the Finished Product. The costs of any such audit shall be born by Senetek unless such audit documents an error of more than five (5) percent during the period covered by the audit, in which case such costs shall be reimbursed by Panion.

                b. Panion will begin marketing Finished Products in the Republic of China not later than June 30, 2003 and in the Peoples' Republic of China not later than September 30, 2003.

        6. COMPLIANCE WITH LAWS.

        Senetek shall comply with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the manufacturing, storage, shipment and delivery F.O.B of kinetin compound and Senetek Products hereunder, and Panion shall comply with all laws, regulations, ordinances, orders, injunctions, decrees and requirements applicable to the importing of and payment for such kinetin compound and Senetek Products, the manufacturing, packaging, storage, shipment, marketing, advertising, sale and export of all Finished Products manufactured pursuant to the license granted herein and the storage, shipment, marketing, advertising, sale and export of Senetek Products purchased hereunder. Without limiting the foregoing, Panion shall manufacture the Finished Products in full compliance with all applicable good manufacturing practices requirements for the Territory, shall conduct appropriate stability testing of such products, shall maintain and implement appropriate quality control and quality assurance procedures for all raw materials and components, whether produced internally or supplied by vendors, and all bulks, work in process and finished goods, shall package, label and advertise such products marketed and sold by it in accordance with all applicable legal requirements and in a manner not infringing or violating any intellectual property or trade rights of third persons, and obtain and maintain all marketing approvals, registrations or other permits necessary for the lawful manufacture, packaging, storage, shipment and export, and for its marketing and sale of such products, in the Authorized Channel within the Territory.

        7. RECALLS.

        In the event any Finished Product(s) manufactured and/or sold by Panion or any Senetek Products purchased by Panion pursuant to this Agreement must be recalled from distribution by reason of failure to meet any requirements of law or otherwise, Panion shall have the sole responsibility to conduct the activities necessary for such a recall, with the reasonable assistance of Senetek to the extent necessary and requested. Senetek shall payor reimburse Panion for the costs of any such

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        recall to the extent that it is necessitated by an act or omission for which Senetek is responsible to indemnify Panion pursuant to Section 9d. In all other cases, Panion shall pay all such costs and reimburse Senetek for its expenses in providing any reasonable assistance requested by Panion.

        8. RECORDS/INFRINGEMENT/RECOVERY.

                a. Books and Records. Panion shall maintain books and records in accordance with generally accepted accounting and good manufacturing practices standards reflecting all amounts included in its calculation of Purchase Price payable pursuant to Section 4, and shall provide Senetek reasonable access, with at least (10) days prior notice and at times not unreasonably disruptive of Panion's operations, to conduct audits thereof. No more than one such audit shall be conducted during any twelve (12) month period unless an audit documents a deficiency in Purchase Price due of more than five (5) percent, in which event audits may be conducted semi-annually thereafter until such audits fail to document such a deficiency. The costs of any such audit shall be borne by Senetek unless such audit documents a deficiency of more than five
        (5) percent, in which case such costs shall be reimbursed by Panion.

                b. Notification of Infringement. During the Term, each party shall promptly advise the other in writing of any infringement, imitation or act by third parties inconsistent with the ownership of and rights of Senetek to the Patent or any act of unfair competition by third parties with respect to the Finished Products (any of the foregoing shall be referred to as an "infringement") wherever and whenever such infringement or act shall come to the attention of such party. If such infringement occurs within the Territory, Senetek shall promptly take such commercially reasonable action as is required to restrain such infringement or otherwise enforce its rights and Panion shall cooperate fully with the Senetek in such action and, if so requested, shall join with Senetek as a party to any appropriate legal proceedings for such purpose. Senetek shall bear all expenses in connection with the foregoing. In the event that within a reasonable time after Senetek becomes aware of such infringement within the Territory, Senetek fails to take appropriate and diligent action with respect to such infringement, Panion shall have the right, to the extent permitted by law, to institute an action for infringement at its own expense, and in its own name, or in the name of any of its Affiliates and the right to enforce and collect any judgment thereon, subject to the following paragraph.

                c. Recovery. Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by clause b. above or any settlement thereof shall first be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate costs of such action, shall be distributed between the parties in proportion to the costs of the action borne by each of the parties), with the remaining amount, if any, to be paid to Senetek.

        9. INSURANCE/RISK OF LOSS/INDEMNIFICATION.

                a. Insurance. During the term of this Agreement, Senetek and Panion shall each maintain at their own cost and expense, commercial general liability insurance including coverage for products/completed operations with annual limits of liability in an amount not less than $1,000,000 per occurrence, $2,000,000 general aggregate; and $5,000,000 products/completed operations aggregate, and Panion shall maintain at its own cost and expense insurance of not less than $1,000,000 per occurrence, $2,000,000 aggregate, covering the selling price value of Finished Products in its possession or control, in each case with an insurance company having a current A.M. Best rating of B+ or better. The insurance of each Party shall name the other Party as an additional insured under the Broad Form Vendor Endorsement. The insurance shall be primary to and non-contributory with any insurance maintained by the other Party.

                b. Interruption. During the term of this Agreement Senetek shall notify Panion in writing within 24 hours, or as soon as practicable, of a major business interruption and/or a natural catastrophe that may prevent or delay the delivery of kinetin substance or Senetek Products to Panion, and Panion shall notify Senetek in writing within 24 hours, or as soon as practicable, of a major business interruption and/or a natural catastrophe that may prevent or delay the receipt of kinetin compound from Senetek or Panion's manufacture or sale of Finished Product or purchase and resale of Senetek Products.

                c. Loss. All risk of loss or damage to the kinetin compound or Senetek Products from any cause whatsoever shall be borne by Senetek until delivery of the kinetin compound or Senetek Products to Panion's carrier F.O.B Senetek's point of shipment.

                d. Indemnification by Senetek. Senetek shall indemnify Panion and defend and hold Panion and Panion's officers, directors, employees and agents harmless from any and all liability, damage, loss, costs or expenses, including reasonable attorneys' fees, resulting from claims made by any person in connection with the use of the kinetin compound and/or Finished Products to the extent such claims arise out of the negligence or willful misconduct of, or breach of any of its representations, warranties or covenants in this Agreement by, Senetek.

                e. Indemnification by Panion. Panion shall indemnify Senetek and defend and hold Senetek's and Senetek's officers, directors, employees and agents harmless from any and all liability, damage, loss, costs or expenses, including reasonable attorneys' fees, resulting from claims made by any person in connection with the use of the kinetin compound, and/or the Finished Products to the extent such claims arise out of the negligence or willful misconduct of, or breach of any of its representations, warranties or covenants in this Agreement by, Panion.

                f. Consequential Damages. Except for claims that include consequential damages paid to persons that are not Affiliates of an indemnified party, neither Party shall be liable to the other for consequential damages, lost profits, injury to reputation, or similar claims. Except for claims by third parties, and except as provided in
        Section 1 above relating to Recalls, under no circumstances shall Senetek or its Affiliates have any liability arising from this Agreement in excess of the highest aggregate amount paid to Senetek by Panion over the course of any two contract year periods.

        10. WARRANTIES

                a. By Each Party. Each party warrants that it is duly authorized to enter into and fully perform all of its obligations under this Agreement and that the same do not and will not violate or conflict with any commitment or obligation to which it is a party or any statute, rule, regulation, ordinance, code, order, judgment, ruling, decree or award to which it is a party or which is binding upon it.

                b. By Senetek. Senetek warrants that the kinetin compound and Senetek Products supplied to Panion pursuant to this Agreement, at the time delivered to and accepted by Panion's carrier, will (i) be free from defects in manufacturing and materials; (ii) shall not be adulterated under the meaning of established local regulations; (iii) shall be manufactured and packaged in a manner which complies with applicable local regulations; and (iv) shall be fit for use in or as human skin care products. In addition, Senetek warrants that no third party has been granted a license to manufacture or sell products containing kinetin in the Authorized " Channel within the Territory on terms with respect to payments to Senetek that are more favorable to such third party than are the terms of this Agreement to Panion, and covenants that during the Term Senetek will not grant such a license to any third party to manufacture or sell products containing kinetin in the Authorized Channel within the Territory.

                c. By Panion. Panion warrants that the finished Products, at the time that they are sold by Panion or its Affiliates, will (i) conform to the warranties set forth in Section l0b. above and (ii) shall be manufactured and packaged in a manner which complies with the all regulatory requirements applicable in each respective country of sale.

        11. CONFIDENTIALITY.

        Senetek and Panion have entered into a Mutual Nondisclosure Agreement ("MNDA") in the form attached hereto as Schedule 11, and the same is incorporated herein by reference. The provisions of such MNDA shall apply to this Agreement and shall remain in full force and effect during the Term of this Agreement and shall survive the expiration or termination of this Agreement for a period of five (5) years after such expiration or termination regardless of any expiration or termination provision of such MNDA.

        12. TERMINATION.

                a. This Agreement may be terminated immediately by either Party in the case of a material breach by the other Party of anyone or more of the terms of this Agreement which is not remedied within thirty (30) days after receipt by the breaching party of written notice of the breach as sent by the terminating Party, or if such breach cannot reasonably be cured within such thirty (30) day period, if the breaching party has failed to commence such cure within such period and diligently prosecute such cure to completion within a reasonable time thereafter.

                b. This Agreement may also be terminated immediately by either Party if the other Party files a petition in bankruptcy or a petition in bankruptcy is filed against the other Party which is not vacated within sixty (60) days or the other Party becomes insolvent or makes an assignment for the benefit of creditors or any arrangement pursuant to any bankruptcy law;

                c. This Agreement may be terminated by Panion for any or no reason, with or without cause, upon giving at least ninety (90) days prior written notice. Notwithstanding Panion's termination of the Agreement, it shall be responsible for accepting and paying for any kinetin compound or Senetek Products under a Panion Purchase Order in effect as of the date of notice of termination. Panion shall not be responsible for any other charges or damages in the event of termination pursuant to this paragraph.

        13. FORCE MAJEURE.

        Neither Party shall be liable for delay or failure in the performance of any of its obligations under this Agreement if and to the extent such delay or failure is due to circumstances beyond the reasonable control of such Party, including but not limited to fires, floods, explosions, accidents, acts of God, war, riot, strike, lockout or other concerted acts of workers, acts of government and shortages of materials; provided, however, that the party claiming that "force majeure" has affected its performance shall give notice to the other party within ten
        (10) days of becoming aware of the occurrence of force majeure, giving full particulars of the cause or event and the date of first occurrence thereof, and provided, further, that no force majeure event shall affect Panion's obligation to make timely payment of the cost of kinetin compound supplied by Senetek or of the royalties due on sales of Finished Products. The Party claiming force majeure shall use its best efforts to eliminate or prevent the cause so as to continue performing its obligations under this Agreement.

        14. NOTICES.

        Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by sending such notice properly addressed to the other Party's address shown below by prepaid registered or certified mail, return receipt requested, or by overnight delivery service by the U.S. Post Office or private carrier. All such notices shall be deemed given when received:

        If to Panion:     Panion & BF Biotech Inc
                          7fNo. 325 Sec.4 Chung Hsiao E. Rd.
                          Taipei, Taiwan, ~.O.C.
                          Attn: Michael C.M. Chiang, Executive President

        If to Senetek:    Senetek PLC
                          620 Airpark Road Napa, CA 94558
                          Attn: Frank J. Massino, Chairman and CEO

        15. INVENTIONS AND DISCOVERIES.

                a. If during the Term and as a direct result of the Parties' performance of this Agreement, either Panion employees or agents or Senetek employees or agents conceive a discovery or invention (an "Improvement"), Panion and Senetek agree to negotiate in good faith with respect to the ownership, rights, use, reduction to practice and commercialization of such Improvement, the details of which will contained in a development agreement between the parties, provided however that the term "Improvement" shall not include, and Panion shall have no rights with respect to, any discovery or invention that, if reduced to practice, would infringe any of the valid claims of the Patent. Both Parties further agree that prior to a joint agreement covering an Improvement, neither Party will pursue the patenting, development or commercialization of such new Improvement without the express written permission of the other Party.

                b. When and if the Parties shall have entered into a development agreement as provided in paragraph a. above, each Party agrees to assign to the other or to license or cross-license, as appropriate, the rights to the Improvement covered thereby consistent with the above-identified ownership rights, in the Territory (and, in the case of any discovery or invention that is excluded from the definition of "Improvement" by the proviso in paragraph a. above, Panion agrees to assign to Senetek all rights related thereto). Should Senetek or Panion decide to apply for patent protection on any Improvement to which it has rights as above described, the other Party agrees to assist such Party if requested, at such Party's expense, to obtain patent protection, including executing any documents required. In the case of solely-owned Improvements the party that owns such Improvement shall, at its own expense, have the right to apply for such patent protection and to prosecute applications for patents through attorneys and agents of its own choosing.

        16. ADDITIONAL PROVISIONS.

                a. No Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld. Irrespective of the foregoing, either Party may assign this Agreement to an Affiliate in the event of a non-bankruptcy related internal reorganization of the corporate structure without the consent of the other Party.

                b. Enforceability. The Parties hereto agree that this Agreement shall be legally binding upon them and their respective legal representatives, successors and assigns.

                c. Entire Agreement. Except as provided in paragraph 12 of this Agreement, this Agreement contains the entire understanding of the Parties relating to the subject matter hereof, and supersedes all prior discussions and agreements between them.

                d. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. The Parties agree that any and all disputes or claims arising out of or relating to this Agreement shall be resolved through binding arbitration by a single independent arbitrator appointed by, and in accordance with the commercial arbitration rules of, the American Arbitration Association, which shall be final and non-appealable, provided however that prior to or in conjunction with any such arbitration proceeding either Party may seek a judicial restraining order or temporary or final injunction to protect against irreparable harm from any breach or threatened breach of this Agreement by the other Party. The Parties hereby consent to the exclusive jurisdiction of the state and federal courts of the State of California for the enforcement of any such award and the granting of injunctive relief as above provided.

                e. Waiver. A waiver of any term or condition of this Agreement in anyone instance shall not be deemed to continue to be a waiver of such term or, condition for any similar instance in the future or of any subsequent breach\ hereof.

                f. Announcements. The parties will issue an agreed upon press release upon the execution of this Agreement. Except for such release and except as may otherwise be required by law or the listing rules of any exchange on which either party's securities may be listed or quoted, for which the releasing party shall provide prior notice to the other party and the opportunity to comment on any required disclosure, neither party will disclose the terms of this Agreement to any other person; provided that each party may make such disclosure of the terms of this Agreement to its employees and agents as is necessary to permit such party to perform its obligations under this Agreement; provided that any such employee or agent agrees to maintain the confidentiality of this Agreement; and provided that at either party may make such disclosures of the terms of this Agreement as are necessary to enter into license and other agreements that do not conflict with the terms of this Agreement. Panion acknowledges that this Agreement may be deemed to be a "material contract" as that term is defined by Item 601 (b)(10) of Regulation S-K, and that Senetek may therefore be required to file such document as an exhibit to reports or registration statements filed under the United States Securities Act or Securities Exchange Act, provided that Senetek shall redact commercial terms and file for confidential treatment to the extent permitted by applicable rules of the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have read and executed this Agreement as of the day and year first above written.

SENETEK PLC                                        PANION & BF BIOTECH INC

By:                                                By:

                                                       /s/
----------------------                             ---------------------------
                                                   Michael C.M. Chiang
                                                   Executive President
                                                   Panion & BF Biotech Inc

                                  SCHEDULE lb.
                                    PATENTS
A. Senetek Patents

                                                            Application
Title                         Country          Status           No.          Patent No.       Patent Date
Method and Composition        New Zealand      Granted      247836           247836           8/8/97
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Argentina        Granted      320120           250273           1/28/97
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Australia        Granted      81884/91         666836           7/9/96
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Brazil           Pending      2108368
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Canada           Pending      2108369
for Ameliorating the
Adverse Effects of Aging

Method and Composition        China            Granted      91104472.8       ZL91104472       6/3/96
for Ameliorating the
Adverse Effects of Aging

Method and Composition        European         Pending      91912579.9
for Ameliorating the          Patent
Adverse Effects of Aging      Office

Method and Composition        Finland          Pending      935039
for Ameliorating the
Adverse Effects of Aging

Method and Composition        India            Granted      409/MAS/91       172210           5/29/91
For Ameliorating the
Adverse Effects of Aging

Method and Composition        Ireland          Pending      1715/91
for Ameliorating the          Republic of
Adverse Effects of Aging

Method and Composition        Israel           Granted      98204            98204            2/12/95
or Ameliorating the
Adverse Effects of Aging

Method and Composition        Japan            Pending      512066/91
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Korea            Granted      703452/93        196660           2/22/99
for Ameliorating the          South
Adverse Effects of Aging

Method and Composition        Malaysia         Pending      PI9100865
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Mexico           Granted      25,886           178834           7/2/95
for Ameliorating the
Adverse Effects of Aging

Method and Composition        New              Granted      238210           238210           10/1/93
for Ameliorating the          Zealand
Adverse Effects of Aging

Method and Composition        Norway           Pending      934115
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Philippines      Pending      42893
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Saudi            Pending      91120262
for Ameliorating the          Arabia
Adverse Effects of Aging

Method and Composition        Taiwan           Granted      80105893         76376            5/23/96
for Ameliorating the
Adverse Effects of Aging

Method and Composition        Venezuela        Pending      727
for Ameliorating the
Adverse Effects of Aging

Method and Composition        U.S.             Granted      206,041          5,371,089        12/6/94
for Ameliorating the
Adverse Effects of Aging

Method and Composition        U.S.             Granted      292,721          5,602,139        2/11/97
for Ameliorating the
Adverse Effects of Aging

Method and Composition        U.S.             Granted      314,361          5,614,407        3/25/97
for Ameliorating the
Adverse Effects of Aging

                                   SCHEDULE B

                                SENETEK LICENSEES

ICN Pharmaceuticals, Inc.
Revlon Inc.
ShakIee Inc.
MedBeauty, AG
Vivier Pharma, Inc.
Allure Cosmetics
Enprani Co, Ltd.
Buth-Na-Bodhaige (dba The Body Shop)